Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into on October 8, 2015, between Charles M. Holley, Jr. (the “Associate”) and Wal-Mart Stores, Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively “Walmart”).
RECITALS
WHEREAS, the Associate is retiring from employment with Walmart; and
WHEREAS, the Associate and Walmart wish to express the understandings and agreements they have reached concerning the Associate’s retirement from employment and have set forth those understandings and agreements in this Agreement.
AGREEMENT
NOW, THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.
Retirement. The parties acknowledge that the Associate’s employment with Walmart will terminate on January 31, 2016 (the “Retirement Date”). The Associate will remain Executive Vice President and Chief Financial Officer of Walmart through December 31, 2015. The Associate will continue to serve as an Executive Vice President of Walmart from January 1, 2016 through January 31, 2016, during which time the Associate shall:

	a)	be available on a fill-time basis for consultation and advice to Walmart’s management and Walmart’s Board of Directors (the “Board”);

	b)	facilitate, support, and help with the transition of Walmart’s new Chief Financial Officer;

c)
be available to travel, domestically and internationally, and to tour stores and clubs with senior management and members of the Board for consultation and advice, as well as with other Walmart associates in aid of associate development; and/or

	d)	at Walmart’s request, represent Walmart at external meetings and speaking engagements.

2.	Retirement Benefits.

a)
Separation Payments.  Subject to compliance with the terms and conditions of this Agreement, and specifically Sections 4, 5, 6, 7, 8, and 9, the Associate shall receive total separation payments of $1,899,000, less applicable withholding (the “Transition Payments”). As soon as practical after the Retirement Date, but not to exceed 45 days after the Retirement Date, the Associate will receive the first installment of the Transition Payments in a lump-sum payment in the amount of $474,750, less applicable withholding. Thereafter, the Associate shall receive the remaining $1,424,250 of the Transition Payments, less applicable withholding, over an eighteen (18) month period in equal bi-weekly installments beginning at the end of the regularly scheduled pay period six (6) months after the Retirement Date. Such amounts are inclusive of all amounts to which the Associate would have been entitled under the Post-Termination Agreement and Covenant Not to Compete entered into as of March 24, 2010 between the Associate and Walmart (the “Non-Competition Agreement”).

b)
Unvested Equity. Walmart and the Associate acknowledge that the Associate currently has unvested restricted stock grants that have been granted to the Associate under the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015 and predecessor equity compensation plans of Walmart (collectively, the “Plan”), which such equity awards are subject to the award notices relating to such grants (the “Awards”). Subject to the approval of the appropriate committee of Walmart’s Board of Directors, and subject to compliance with the terms and conditions of this Agreement, and specifically Sections 4, 5, 6, 7, 8, and 9, as consideration for the releases set forth in Section 4 of this Agreement and for other good and sufficient consideration, the vesting of certain unvested restricted stock held by the Associate shall be accelerated to the Retirement Date, as set forth in Exhibit A. All other terms of such restricted stock awards, including any deferral elections with respect to such awards, as set forth in the Plan and the Awards, shall continue in full force and effect. All other stock options, restricted stock awards, performance shares, and any other equity awards issued to the Associate under Walmart’s equity compensation plans that are not vested as of the Retirement Date shall be forfeited and cancelled as of the Retirement Date.

3.
Other Benefits. After the Retirement Date, Walmart will provide the Associate certain benefits in accordance with the terms and conditions of the Walmart plan or program pursuant to which such benefits were issued:

a)
COBRA.  At the Associate’s election and at the Associate’s expense, the Associate may choose to continue the Associate’s group medical and dental coverage for up to eighteen (18) months from the Retirement Date under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

b)
Incentive Payments and Performance Shares. The Associate must remain employed through January 31, 2016 to be eligible for a cash incentive payment and a performance share payout for the fiscal year ending January 31, 2016. The Associate will not be eligible for a cash incentive payment or a performance share payout for the fiscal year ending January 31, 2016 or any subsequent fiscal year.

c)
Long-Term Associate Discount Card and WLFC Membership. The Associate is eligible for a Long-Term Associate Discount Card and Walton Life Fitness Center (WLFC) Membership. Continued eligibility is contingent on ongoing compliance with the terms and conditions of the Discount Card program and the WLFC membership agreement.

d)
Other Payments and Benefits.   The Associate is not entitled to any other payments or benefits not provided for in this Agreement, unless the payment or benefit is provided for through the Associate’s participation in an established Walmart-sponsored plan or program. In addition, unless otherwise provided for in the plan, the Associate’s participation in all Walmart-sponsored benefit plans or programs will end on the Retirement Date.

e)
Section 409A. Notwithstanding anything contained herein or in any Walmart-sponsored plan to the contrary, the Associate acknowledges that any and all distributions of benefits under any Walmart deferred compensation plan which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall not commence until six (6) months after the Associates incurs a “separation from service” as defined in Section 409A.

4.	Releases.

a)
Release and Waiver of Claims. In exchange for, and in consideration of, the payments, benefits, and other commitments described above, the Associate releases Walmart from any and all claims of any kind, whether known or unknown, that arose up to and including the date the Associate signs this Agreement (including claims arising out of or relating to the termination of the Associate’s employment with Walmart). For illustration purposes and not as a limitation, the claims the Associate is releasing include any claims for damages, costs, attorneys’ fees, expenses, compensation or any other monetary recovery. Further, the Associate specifically waives and releases all claims he may have that arose up to and including the date the Associate signs this Agreement (including claims arising out of or relating to the termination of the Associate’s employment with Walmart) regarding veteran’s status; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Family and Medical Leave Act (“FMLA”), as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Genetic Information Non-Discrimination Act; the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act (“WARN”), as amended; any applicable state WARN-like statute; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act; the Fair Labor Standards Act (FLSA); the Massachusetts Overtime Law; the Massachusetts Payment of Wages Law; the Massachusetts Fair Employment Practices Act; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq.; the New Jersey Law Against Discrimination; the West Virginia Human Rights Act, W. Va. CSR §77-6-3; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the Wage Orders of the California Industrial Welfare Commission; the California Unfair Business Practices law (Cal. Bus. and Prof. Code Sec. 17200, et seq.); California WARN (CA Labor Code Section 1400-1408); and all state or local statutes, ordinances, or regulations regarding anti-discrimination employment laws, as well as all matters arising under federal, state, or local law involving any tort, employment contract (express or implied), public policy, wrongful discharge, retaliation, and leaves of absence claims; and any claims related to emotional distress, mental anguish, benefits, or any other claim brought under local, state or federal law.

b)
Nothing in this Agreement releases claims for workers’ compensation or unemployment benefits. Nothing in this Agreement prevents the Associate from pursuing administrative claims with government agencies, including engaging in or participating in an investigation or proceeding conducted by the EEOC, NLRB, or any federal, state or local agency charged with the enforcement of employment laws. Notwithstanding the foregoing, the Associate agrees that he has waived his right to recover monetary damages pursuant to any future charge, complaint, or lawsuit filed by him or anyone else on his behalf against Walmart. This Release and Waiver of Claims will not apply to rights or claims that may arise after the date the Associate signs this Agreement. This Agreement is not intended to release and does not release or include claims that the law states cannot be waived by private agreement. Nothing in this subparagraph or in this Agreement is intended to limit or restrict any rights the Associate may have to enforce this Agreement or challenge the Agreement’s validity or any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished by settlement; including, but not limited to, claims for indemnity for necessary expenses or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in California Labor Code section 2802. Further, nothing in this Agreement is intended to waive the Associate’s right to vested benefits under any Walmart-sponsored benefit plan or program.

c)
Release of Age Discrimination Claims.  The Associate, being 40 years of age or older, is advised of and acknowledges the following with respect to the Associate’s release and waiver of claims under the Age Discrimination in Employment Act (ADEA) as described in Paragraph 4(a) above:

(i)
The Associate has reviewed this Agreement carefully and understands its terms and conditions. The Associate is hereby advised to consult with an attorney regarding the terms and provisions of this Agreement, at the Associate’s own expense, before signing this Agreement.

(ii)
The Associate has twenty-one (21) calendar days following receipt of the Agreement to consider and accept the terms of the Agreement by fully executing it below and returning it to the Company; otherwise, the terms and provisions of this Agreement become null and void. The Associate agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original review period.

(iii)
The Associate will have a period of seven (7) calendar days after Associate signs the Agreement during which to revoke the Agreement. The Associate must provide written notice of revocation during the seven (7) day period to Jackie Telfair, Senior Vice President, Global Compensation. Any revocation within this period must expressly state, “I hereby revoke my Agreement.” The written revocation must be delivered to Jackie Telfair, Senior Vice President, Global Compensation, or to her successor, and be postmarked within seven (7) calendar days of the Associate’s execution of this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period will not expire until the next following day that is not a Saturday, Sunday, or legal holiday.

(iv)
The Associate knows that he is waiving his rights under the ADEA and does so voluntarily. The Associate realizes the waiver does not include any ADEA rights which may arise after the Associate signs this Agreement. By signing this Agreement, the Associate acknowledges that he is receiving consideration that the Associate would not otherwise be entitled to receive.

(v)
No payments will be made to the Associate under this Agreement until as soon as practical after all the following conditions have been met: (i) the Associate has signed and delivered this Agreement to Walmart, (ii) the applicable revocation period referenced in subparagraph (c)(iii) above has expired, and (iii) the Associate’s employment has terminated.

d)
The Associate acknowledges that the Associate has had the opportunity to conduct an investigation into the facts and evidence relevant to the Associate’s decision to sign this Agreement. The Associate acknowledges that, in deciding to enter into this Agreement, the Associate has not relied on any promise, representation, or other information not contained in this Agreement, and also has not relied on any expectation that the Company has disclosed all material facts to the Associate. By entering into this Agreement, the Associate is assuming all risks that the Associate may be mistaken as to the true facts, that the Associate may have been led to an incorrect understanding of the true facts, and/or that facts material to Associate’s decision to sign this Agreement may have been withheld from the Associate. The Associate will have no claim to rescind this Agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact. None of the foregoing, however, will affect the Associate’s right, if any, to challenge the validity of this Agreement under the Older Workers Benefit Protection Act.

5.
Confidential Information.  The Associate agrees that he will not at any time, whether prior to or subsequent to the Retirement Date, directly or indirectly use any Confidential Information (as defined below) obtained during the course of his employment with Walmart or otherwise, except as previously authorized by Walmart in writing. Additionally, the Associate shall not at any time, whether prior to or subsequent to the Retirement Date, disclose any Confidential Information obtained during the course of his employment with Walmart or otherwise, unless such disclosure is (a) previously authorized by Walmart in writing, or (b) required by applicable legal proceeding. In addition, the Associate shall not disclose any information for which Walmart holds a legally recognized privilege against disclosure or discovery (“Privileged Information”), or take any other action that would cause such privilege to be waived by Walmart. In the event that the Associate is required by applicable legal proceeding (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other legal proceeding) to disclose any Confidential Information or Privileged Information, the Associate shall provide Walmart with prompt prior written notice of such requirement. The Associate shall also, to the extent legally permissible, provide Walmart as promptly as practicable with a description of the information that may be required to be disclosed (and, if applicable, the text of the disclosure itself) and cooperate with Walmart (at Walmart’s expense) to the extent Walmart may seek to limit such disclosure, including, if requested, by taking all reasonable steps to resist or narrow any such disclosure or to obtain a protective order or other remedy with respect thereto. If a protective order or other remedy is not obtained and disclosure is legally required, the Associate shall (a) disclose such information only to the extent required in the written opinion of the Associate’s legal counsel, and (b) give advance notice to Walmart of the information to be actually disclosed as far in advance as is reasonably possible. In any such event, the Associate and his legal counsel shall use reasonable commercial efforts to ensure that all Confidential Information or Privileged Information that is so disclosed is accorded confidential treatment by the recipient thereof.

 “Confidential Information” means information pertaining to the business of Walmart, and includes, without limitation, information regarding processes, suppliers, consultants and service providers (including the terms, conditions, or other business arrangements with suppliers, consultants and service providers), advertising, marketing, and external and internal communications plans and strategies, labor matters and strategies, government relations plans and strategies, litigation matters and strategies, Foreign Corrupt Practices Act investigatory and compliance information and strategies, tax matters and strategies, community relations and public affairs plans and strategies, charitable giving plans and strategies, sustainability plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations, and analyses regarding Walmart’s business, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non-public technical information regarding the business of Walmart. “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure by the Associate or any of the Associate’s representatives or information that Walmart has authorized the Associate to disclose.

As requested by Walmart, the Associate shall return to Walmart all documents, programs, software, equipment, files, statistics, and other written or electronic business materials, including any and all copies both paper and electronic, concerning Walmart.

The Associate acknowledges and agrees that nothing in this confidentiality statement prohibits him from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Associate does not need the prior authorization of Walmart’s Legal Department to make any such reports or disclosures and he is not required to notify the Company that he has made such reports or disclosures.

6.	Cooperation.

a)
Cooperation with Walmart.  The Associate may from time to time after the Retirement Date be called upon to testify or provide information to Walmart in connection with employment-related and other legal proceedings against Walmart. The Associate will provide reasonable assistance to, and will cooperate with, Walmart in connection with any litigation, arbitration, investigations, or judicial or non-judicial administrative proceedings that may exist or may subsequently arise regarding events about which the Associate has knowledge. If the assistance is at Walmart’s request, Walmart will compensate the Associate for all reasonable costs and expenses.

b)
Cooperation with Governmental Authorities. Walmart is currently under investigation by various governmental authorities with respect to alleged improper payments to government officials.  Walmart is cooperating in all such investigations.  Walmart encourages the Associate to cooperate with all governmental authorities in all such investigations.  If such assistance is requested by a governmental authority, Walmart shall reimburse the Associate for all reasonable expenses and costs.

c)
Board Membership. Effective as of the Retirement Date, the Associate hereby resigns from any boards of directors, boards of managers, and similar governing boards of any Walmart entities of which the Associate may be a member, resigns as Walmart’s representative on any external trade, industry or similar associations, and agrees to sign any documents acknowledging such resignations, as may be requested by Walmart.

7.
Non-disclosure and Non-disparagement. The Associate agrees, acknowledges and confirms that he has complied with and will continue to comply with the most recent Non-Disclosure and Restricted Use Agreement between the Associate and Walmart (the “Non-Disclosure Agreement”). The Associate further agrees, promises and covenants that he shall not directly or indirectly at any time, whether prior to or subsequent to the Retirement Date: a) discuss or disclose the existence or terms of this Agreement with anyone, except as provided below; or b) make disparaging comments regarding Walmart, its business strategies and operations, and any of Walmart’s officers, directors, associates, and shareholders. The Associate agrees and understands that the terms of this Agreement are CONFIDENTIAL including the existence, fact and terms of this Agreement and the fact that money was paid to the Associate. The Associate warrants to have not disclosed the above to anyone prior to signing and will not disclose to anyone the existence, fact and terms of this Agreement, except for the Associate’s spouse, attorney, and financial advisor, all of whom shall be informed of the confidential nature of this Agreement and agree to abide by its terms.

8.
Statement of Ethics and Compliance with Laws. The Associate has read and understands the provisions of Walmart’s Statement of Ethics and agrees to abide by the provisions thereof to the extent applicable to former Walmart associates. The Associate further acknowledges that the Associate has complied with the applicable Statement of Ethics, as well as with all applicable laws, rules and regulations, during the Associate’s employment with Walmart. The discovery of a failure to abide by the Statement of Ethics and/or comply with all applicable laws, rules or regulations, whenever discovered, shall, in addition to any other remedies under this Agreement, entitle Walmart to suspend and recoup any payments paid or due under this Agreement or any other agreements between the parties.

9.	Covenant not to Compete. The Associate agrees, promises, and covenants that:

	a)	For a period of two (2) years from the Retirement Date, the Associate will not directly or indirectly:

(i)
own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Section 9.b(i) and/or any Global Retail Business as defined below in Section 9.b(ii); and/or

(ii)
participate in any other activity that risks the use or disclosure of confidential Walmart information either overtly by the Associate or inevitably through the performance of such activity by the Associate; and/or

(iii)
solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Walmart in soliciting for employment, hiring, or offering employment to, any Officer, Officer Equivalent or Management Associate of Walmart, or any of its subsidiaries or affiliates.

	b)	For purposes of this Agreement:

(i)
the term “Competing Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates that: (a) sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) or has plans to sell goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) within twelve (12) months following Associate’s last day of employment with Walmart in the United States; and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $5 billion.

(ii)
the term “Global Retail Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that: (a) in any country or countries outside of the United States in which Walmart conducts business or intends to conduct business in the twelve (12) months following Associate’s last day of employment with Walmart, sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined); and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $5 billion in any country pursuant to b(ii)(a) or in the aggregate equal to or in excess of U.S.D. $5 billion in any countries taken together pursuant to b(ii)(a) when no business in any one country has annual consolidated sales volume or revenues attributable to its retail operations equal to or in excess of U.S.D. $5 billion.

	c)	For purposes of this Agreement, the term “Management Associate” shall mean any domestic or international associate holding the title of “manager” or above.

	d)	For purposes of this Agreement, the term “Officer” shall mean any domestic Walmart associate who holds a title of Vice President or above.

e)
For purposes of this Agreement, the term “Officer Equivalent” shall mean any non-U.S. Walmart associate who Walmart views as holding a position equivalent to an officer position, such as managers and directors in international markets, irrespective of whether such managers and directors are on assignment in the U.S.

f)
Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business and/or a Global Retail Business will not be deemed ownership or participation in ownership of a Competing Business and/or a Global Retail Business for purposes of this Agreement.

10.
Insider Trading Policy. The Associate acknowledges that he is currently subject to Walmart’s Insider Trading Policy and subject to certain restrictions regarding the timing of his trades in Walmart securities, as set forth in the Insider Trading Policy (the “trading windows”). The Associate further acknowledges that the trading window is scheduled to be “closed” on the Retirement Date, and is not scheduled to open until February 19, 2016. The Associate agrees not to buy or sell Walmart securities after the Retirement Date prior to February 19, 2016 and to otherwise comply with the Insider Trading Policy until February 19, 2016.

11.
Affirmation.  Other than may be provided for in any class or collective action that was pending against Walmart as of the date of this Agreement, the Associate states and acknowledges that he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due him, except as provided for in this Agreement. The Associate also states and confirms that he has reported to Walmart any and all work-related injuries incurred by him during his employment by Walmart. Further, Associate acknowledges that he has been properly provided any leave of absence because of the Associate’s or the Associate’s family member’s health condition and has not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave. Additionally, Associate specifically acknowledges that he has not made any request for leave pursuant to FMLA which was not granted; and, Walmart has not interfered in any way with Associate’s efforts to take leave pursuant to FMLA.

12.
Advice of Counsel.  The Associate has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of the Associate’s choice.  The Associate understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

13.
Non-Admission.  The parties acknowledge that the terms and execution of this Agreement are the result of negotiation and compromise, that this Agreement is entered into in good faith, and that this Agreement shall never be considered at any time or for any purpose as an admission of liability by Walmart or that Walmart acted wrongfully with respect to the Associate, or any other person, or that the Associate has any rights or claims whatsoever against Walmart arising out of or from the Associate’s employment. Walmart specifically denies any liability to the Associate on the part of itself, its employees, its agents, and all other persons and entities released herein.

14.
Return of Company Property. As soon as practical after the Retirement Date, the Associate will return all Walmart-owned property including but not limited to computers, hand-held computing devices (e.g., Blackberry, iPhone, iPad, etc.), videoconferencing equipment (e.g., Tandberg), cell phones, documents, files, computer files, keys, ID’s, credit cards, Associate Discount Card, and spouse card, if any.

15.
Taxes. The Associate acknowledges and agrees that the Associate is responsible for paying all taxes and related penalties, and interest on the Associate’s income. Walmart will withhold taxes, including from amounts or benefits payable under this Agreement, and report them to tax authorities, as it determines it is required to do. Although the payments under this Agreement are intended to comply with the requirements of Section 409A and Walmart intends to administer this Agreement so that it will comply with Section 409A, Walmart has not warranted to the Associate that taxes and penalties will not be imposed under Section 409A or any other provision of federal, state, local, or non-United States law. The Associate will indemnify Walmart and hold it harmless with respect to all such taxes, penalties, and interest (other than FICA taxes imposed on Walmart with respect to the Associate’s income).

16.
Remedies for Breach.  The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights or remedies. Associate acknowledges that a breach of the provisions of Sections 5 through 9 above could result in substantial and irreparable damage to Walmart’s business, and that the restrictions contained in Sections 5 through 9 are a reasonable attempt by Walmart to safeguard its rights and protect its confidential information. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections 5 through 9, Walmart shall be entitled to injunctive relief to restrain such violation, and Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief, as may be necessary to enjoin the violation or threatened violation of Sections 5 through 9. With respect to any breach of this Agreement by the Associate, the Associate agrees to indemnify and hold Walmart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by Walmart and to return immediately to Walmart all of the monies previously paid to the Associate by Walmart under this Agreement; provided, however, that such repayment shall not constitute a waiver by Walmart of any other remedies available under this Agreement or by law, including injunctive relief. In addition to any other remedies at law or at equity, if at any time the Associate fails to comply with the terms, provisions or conditions of this Agreement, the Associate acknowledges that Walmart is not obligated to make any further Transition Payments to the Associate.

17.
Recoupment. Notwithstanding any other provision of this Agreement to the contrary, Associate agrees and acknowledges that all amounts and benefits provided under this Agreement and all compensation paid during the course of Associate’s employment with Walmart will be subject to the recoupment policies adopted by the Company from time to time, including any policy adopted or amended after the date of this Agreement, and including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Walmart may be listed.

18.	Miscellaneous.

a)
Entire Agreement.  This Agreement, along with the Non-Disclosure Agreement, contains the entire agreement and understanding of the parties, and no prior statements by either party will be binding unless contained in this Agreement or incorporated by reference in this Agreement or the Non-Disclosure Agreement. The parties agree that no prior statements by either party will be binding unless contained in this Agreement or the Non-Disclosure Agreement. In addition, to be binding on the parties, any handwritten changes to this Agreement must be initialed and dated by the Associate and the authorized representative of Walmart whose signature appears below. This Agreement supercedes and specifically terminates all prior agreements between the Associate and Walmart with respect to the subject matter hereof, including the Non-Competition Agreement, including but not limited to the fact that no Transition Payments (as described in the Non-Competition Agreement) will be due and owing by Walmart to the Associate under or pursuant to the Non-Competition Agreement.

	b)	Conflict with Exhibits. If the terms and provisions of this Agreement conflict with the terms and provisions of any exhibit to this Agreement, the terms and provisions of this Agreement will govern.

c)
Severability.  If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect.  The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

	d)	Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.

	e)	Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective successors, assigns, and heirs.

f)
Governing Law and Dispute Resolution.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware law concerning the conflicts of law. The Parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such courts and agree that venue is proper in those courts. The parties do hereby irrevocably: (a) submit themselves to the personal jurisdiction of such courts; (b) agree to service of such courts’ process upon them with respect to any such proceeding; (c) waive any objection to venue laid therein; and (d) consent to service of process by registered mail, return receipt requested. Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, Associate will seek satisfaction exclusively from the assets of Walmart and will hold harmless all of Walmart’s individual directors, officers, employees, and representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CHARLES M. HOLLEY, JR.

/s/Charles M. Holley, Jr.

WAL-MART STORES, INC.

By:	/s/Jackie L. Telfair
Name:	Jackie L. Telfair
Title:	Senior Vice President, Global Compensation

Exhibit A

Restricted Stock to be Accelerated:

Grant Date	Number of Shares to be Accelerated	Original Vesting Date
January 28, 2013	7,210	January 28, 2017
January 24, 2014	13,437	January 24, 2017
January 26, 2015	11,283	January 26, 2018